BlackRock Funds II (the "Registrant")
BlackRock High Yield Bond Portfolio (the "Fund")

77Q1(e):
Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form
N-SAR, a copy of Addendum No. 8 to the Investment Advisory
Agreement between BlackRock Advisors, LLC and the Registrant, on behalf of the Fund.



[PAGE BREAK]





Exhibit 77Q1(e)
Addendum No. 8 to the Investment Advisory Agreement
    This Addendum No. 8 to the Investment Advisory Agreement dated as of June 15, 2016 (the "Amendment") is entered into by and between BlackRock Funds II, a Massachusetts business trust (the "Fund"), on behalf of each of its series named in Appendix
A attached hereto (each, a "Portfolio"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Adviser").
    WHEREAS, the Fund, on behalf of each Portfolio, and the Adviser have entered into an Investment Advisory Agreement dated as of May 31, 2007 (the "Advisory Agreement") pursuant to which the Adviser agreed to act as investment adviser to each Portfolio; and
    WHEREAS, the Advisory Agreement provides that the Fund, on behalf of each Portfolio, will pay to the Adviser a monthly fee at an annual rate equal to the amount set forth in Appendix A thereto; and
    WHEREAS, the Advisory Agreement may be amended in accordance with Section 12 of the Advisory Agreement; and
    WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Fund, approved an amendment to the Advisory Agreement as set out in this Amendment at an in-person meeting held on May 11, 2016.
    NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


1.
Appendix A of the Advisory Agreement is hereby amended as set forth on the Appendix A attached hereto with respect to each Portfolio.


2.
Except as otherwise set forth herein, the terms and conditions of the Advisory Agreement shall remain in full force and effect.
[End of Text]

    IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 8 to the Investment Advisory Agreement to be executed by their officers designated below as of the day and year first written above.






BLACKROCK FUNDS II
By: /s/ John M. Perlowski
Name: John M. Perlowski
Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC
By: /s/ Neal J. Andrews
Name: Neal J. Andrews
Title: Managing Director





APPENDIX A



PORTFOLIO

  ADVISORY FEE
  (AS A PERCENTAGE OF AVERAGE
  DAILY NET ASSETS)

BlackRock High Yield Bond Portfolio
  First $1 billion          0.500%
  $1 billion - $2 billion   0.450%
  $2 billion - $3 billion   0.425%
  $3 billion - $25 billion   0.400%
  $25 billion - $30 billion  0.375%
  Greater than $30 billion   0.350%

  ADVISORY FEE
  (AS A PERCENTAGE OF AVERAGE DAILY NET
  ASSETS OTHER THAN NET ASSETS ATTRIBUTABLE
  TO INVESTMENTS IN UNDERLYING FUNDS (AS
  DEFINED IN THE PORTFOLIO'S PROSPECTUS))

BlackRock Strategic Income Opportunities Portfolio
  First $1 billion          0.550%
  $1 billion - $2 billion   0.500%
  $2 billion - $3 billion   0.475%
  $3 billion - $35 billion   0.450%
  Greater than $35 billion   0.430%